Exhibit 99.1

InterPrivate Investment Partners V Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on or About July 27, 2026

New York, NY, July 23, 2026 (GLOBE NEWSWIRE) -- InterPrivate Investment Partners V (the “Company”) announced today that, commencing on or about Monday, July 27, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units.

The Class A ordinary shares and warrants that are separated are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “IPVV” and “IPVVW”, respectively. Any units not separated will continue to trade on Nasdaq under the symbol “IPVVU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each holder of units will need to have its broker contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Registration statements relating to these securities were filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 3, 2026. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attention: General Counsel, or by email at: prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About InterPrivate Investment Partners V

InterPrivate Investment Partners V, Inc. is a blank check company organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is controlled by affiliates of Ahmed M. Fattouh, Chairman and Chief Executive Officer, and is also led by Lex Sokolin, President; Brandon Bentley, General Counsel; Dimitri Goulandris and Nick Krenteras, Directors.  The Company intends to leverage its management team’s broad experience and relationships across private equity, technology and digital assets to identify and consummate an initial business combination with a high-quality target business that can benefit from access to the public capital markets and from the experience, relationships and execution capabilities of its sponsor and management team. The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the unit separation, the trading of the Company’s securities on Nasdaq and the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the final prospectus for the Company’s initial public offering and other documents filed by the Company with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

InterPrivate Investment Partners V, Inc.

Brandon Bentley, General Counsel

bbentley@interprivate.com

info@interprivate.com

www.interprivate.com